Exhibit 8.1

February 14, 2025

Western Acquisition Ventures Corp.

42 Broadway, 12th Floor

New York, NY 10004

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as United States tax counsel to Western Acquisition Ventures Corp., a Delaware Corporation (the “Company”), in connection with the merger by and among the Company, Western Acquisition Merger Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Cycurion, Inc., a Delaware corporation (“Cycurion”). Pursuant to the Merger Agreement, Merger Sub will merger with and into Cycurion with Cycurion surviving the merger as a wholly-owned subsidiary of the Company (the “Business Combination”). The Business Combination is pursuant to the Agreement and Plan of Merger, dated as of November 8, 2022, as amended on November 21, 2022, as amended on April 26, 2024, December 31, 2024 and February 13, 2025 (the “Merger Agreement”), by and among the Company, Merger Sub and Cycurion.

In rendering this opinion, we have examined the Merger Agreement and the registration statement on Form S-4, which was declared effective by the U.S. Securities and Exchange Commission (the “Commission”) on January 10, 2025 (the “Registration Statement”), as well as the Company’s Second Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws. We have also examined such other agreements, documents and records and other materials (including all exhibits and schedules thereto) as we have deemed necessary in order for us to render the opinion referred to in this letter. In such review and examination, we have assumed the genuineness of all signatures, the legal capacity and authority of the parties who executed such documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the authenticity of the originals of such latter documents.

In addition, in rendering this opinion, we have relied upon and have assumed, with your permission, the accuracy and completeness of the statements contained in the Registration Statement and have relied upon certain assumptions, including that the Business Combination will be completed in the manner set forth in the Merger Agreement and the Registration Statement. You have not requested that we undertake, and we have not undertaken, any independent investigation of the accuracy of the facts, representations and assumptions set forth or referred to herein. Our opinion relies on, and is subject to, the facts, representations and assumptions set forth or referenced herein being accurate. Any inaccuracy or subsequent change in such facts, representations or assumptions could adversely affect our opinion.

The opinion expressed in this letter is based on the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated by the Treasury Department thereunder and judicial authority reported as of the date hereof. We have also considered the positions of the Internal Revenue Service (the “Service”) reflected in published and private rulings. There can be no assurances that future legislative or administrative changes, court decisions or Service interpretations will not significantly modify the statements or opinions expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Equiniti Trust Company, LLC
February 14, 2025

Based on and subject to the foregoing, it is our opinion that the discussion relating to federal income tax matters under the heading “Material U.S. Federal Income Tax Considerations” in the Registration Statement, insofar as it describes statements of, and conclusions regarding, federal income tax law, and subject to the limitations and qualifications contained therein, correctly summarizes, as of the date hereof, the material federal income tax consequences that should apply to the U.S. Holders and Non-U.S. Holders of the Company’s shares resulting from the Business Combination.

Our opinion is limited to the specific U.S. federal income tax consequences set forth above. We do not express any opinion as to any other federal tax issues, or any state, local or foreign tax law issues that may result from the Business Combination, or as to any other transaction (including any transaction undertaken in connection with the Business Combination or contemplated by the Merger Agreement). Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

This opinion is furnished to the Company solely for its benefit in connection with the filing of the Registration Statement and is not to be relied upon, quoted, circulated, published or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to the U.S. Holders and Non-U.S. Holders of Company shares and they may rely on it, it being understood that we are not establishing any attorney-client relationship with any U.S. Holder or Non-U.S. Holder of Company shares. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the filing of this letter with the SEC as an exhibit to the Registration Statement and the references to this letter and to us under the heading “Material U.S. Federal Income Tax Considerations” in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Seward & Kissel LLP